Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUPER LEAGUE ENTERPRISE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Super League Enterprise, Inc. (“Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.    That the name of this Corporation is Super League Enterprise, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on October 1, 2014 under the name Nth Games, Inc.

2.    That the Board of Directors duly adopted resolutions on September 17, 2025 proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this Corporation, declaring this Third Amended and Restated Certificate of Incorporation to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed Third Amended and Restated Certificate of Incorporation is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Super League Enterprise, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares which the Corporation shall have authority to issue is seven hundred sixty million (760,000,000) shares, of which seven hundred fifty million (750,000,000) shares shall be common stock, par value $0.001 per share (“Common Stock”), and ten million (10,000,000) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”). The Board of Directors of the Corporation may divide the Preferred Stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of the adopting resolutions) may also increase or decrease the number of shares of Preferred Stock initially fixed for any series, but no decrease may reduce the number below the shares of Preferred Stock then outstanding and duly reserved for issuance.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation.

A.	COMMON STOCK

1.   Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of the Preferred Stock or one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) or applicable law. There shall be no cumulative voting.

2.   Dividends.

2.1   Dividends Generally. Any dividends declared or paid in any fiscal year shall be declared or paid among the holders of the Common Stock then outstanding, pro rata and pari passu based on the number of shares held by each such holder. The right to receive dividends on shares of Common Stock shall not be cumulative.

2.2   Non-Cash Distributions. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.   Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its holders of Common Stock shall be distributed among the holders of shares of Common Stock, pro rata and pari passu based on the number of shares held by each such holder.

FIFTH: Subject to any additional vote required by this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of capital stock permitted under the Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under the Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

TWELFTH: The Board of Directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders of the Corporation in 2021, 2022 and 2023, respectively. Beginning in 2021, at each annual meeting of stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Except as otherwise provided by law, directors may only be removed for cause and only upon the vote of the holders of at least a majority of the voting power of the shares entitled to vote generally in the election of directors. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

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3.   That this Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on October 20, 2025.

By:	/s/ Matt Edelman
Matt Edelman, Chief Executive Officer